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                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                            DATED SEPTEMBER 18, 1995

     The parties to this agreement are Huffman Koos Inc., a Delaware corporation ("HK"), HK Acquisition Company, Inc., a Delaware corporation ("SUB"), and Breuner's Home Furnishings Corporation, a Delaware corporation and holder of all of the issued and outstanding capital stock of SUB ("Parent").

     The boards of directors of each of HK, SUB and Parent have (i) approved that certain stockholders agreement dated the date hereof (the "Stockholders Agreement") among Parent, SUB, Jupiter Industries, Inc. ("Jupiter"), and Sussex Group, Ltd. ("Sussex" and, together with Jupiter, the "Majority Sellers"), pursuant to which, among other things, subject to the terms and conditions thereof, the Majority Sellers have agreed to tender their shares (the "Majority Shares") of common stock, par value $.01 per share (the "Common Stock"), of HK in the Offer (as defined below), vote the Majority Shares in favor of the Merger (as defined below) and give to Parent or SUB an option to purchase the Majority Shares at a purchase price of $9.375 per Share, (ii) determined that it is advisable and in the best interests of their respective companies and stockholders that SUB shall make a tender offer (the "Offer") to acquire all of the outstanding shares (the "Shares") of Common Stock at $9.375 per share, or any greater amount per Share paid pursuant to the Offer (the "Per Share Amount"), (iii) adopted and approved this agreement and the transactions contemplated hereby, including but not limited to the merger (the "Merger") of SUB with and into HK pursuant to the Delaware General Corporation Law (the "GCL"), upon the terms and conditions contained in this agreement, and (iv) resolved to recommend acceptance of the Offer and approval and adoption of this agreement, if necessary, by their respective stockholders.

     Now, therefore, the parties hereto agree as follows:

     1.  THE OFFER.

     1.1 The Offer.

     (a) Provided that this agreement shall not have been terminated in accordance with section 8 and that no circumstances exist that would result in a failure to satisfy any of the conditions set forth in section 1.1(c)(i) through
(vi), SUB shall commence the Offer as soon as practicable, but in no event later than the fifth business day after the date of initial announcement of this agreement and the Offer. SUB shall accept for payment Shares that have been validly tendered, and not withdrawn, pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer shall have been satisfied or waived by SUB. SUB shall have the right to increase the Per Share Amount payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by HK in writing, no change may be made that (x) decreases the Per Share Amount payable in the Offer, (y) changes the form of consideration to be paid in the Offer or
(z) imposes conditions to the Offer in addition to those set forth in section 1.1(c) or broadens the scope of those conditions; and further provided that (I) SUB shall have the right in its sole discretion to extend the Offer for up to a maximum of five additional business days if after 20 business days there shall not have been tendered sufficient Shares to consummate a Short Form Merger as described in section 2.9(c), (II) SUB may extend the Offer for such additional number of trading days as may be reasonably necessary to allow Shares tendered under "signature guarantees" to be delivered, and (III) if Parent or SUB determines, upon the advice of outside legal counsel, that any supplement or amendment to the Offer Documents (as defined in section 1.1(b)) is required to be circulated to the offerees, then Parent or SUB shall have the right to extend the offer for such additional number of days as may be necessary under applicable law as determined by Parent and SUB, on the advice of counsel. The Per Share Amount shall be paid net to the seller in cash, less any required withholding of taxes, upon the terms and subject to the conditions of the Offer.

     (b) As soon as practicable on the date of commencement of the Offer, SUB shall file with the Securities and Exchange Commission (the "SEC") a tender offer statement on Schedule 14D-1 with respect to the

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Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and the securities laws of the state of Delaware. The information provided and to be provided by HK, Parent and SUB for use in the Offer Documents shall not, on the date filed with the SEC and on the date first published or sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, SUB and the Company each shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall become false or misleading in any material respect and SUB shall take all necessary steps to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws and the securities laws of the state of Delaware.

     (c) Any other provision of this agreement or the Offer notwithstanding, SUB shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any Shares, and may terminate the Offer and not accept for payment or pay for any Shares, unless all of the following conditions shall have been satisfied:

          (i) no statute, rule, regulation, executive order, decree, court order, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any local, state or federal court or governmental authority in the United States that prohibits, restrains, enjoins or materially restricts the Offer or the consummation of the Offer or the Merger;

          (ii) any waiting period applicable to the consummation of the Offer or the Merger under the HSR Act (as defined in section 5.4) shall have terminated or expired;

          (iii) there shall not have occurred or been threatened any event or series of events or any condition or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect (as defined in section 9.8) on HK, determined by reference to the business, assets, results of operations or financial condition of HK at July 31, 1995;

          (iv) the representations and warranties of HK contained in this agreement shall be true and correct in all material respects on and as of the date of consummation of the Offer as though made on and as of that date, except (i) for changes occurring after the date of this agreement that are specifically permitted by this agreement, including changes resulting from conduct permitted under section 5.1, and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of that date; and Parent and SUB shall have been furnished with a certificate of HK to the effect of the matters referred to above (and only excepting the matters referred to in items (i) and (ii) above) executed by its Chairman in form and substance satisfactory to Parent and SUB;

          (v) HK shall have performed and complied in all material respects with all obligations, covenants, agreements and conditions required by this agreement to be performed or complied with by it prior to or on the date of consummation of the Offer, and Parent and SUB shall have been furnished with a certificate of HK to that effect executed by its Chairman in form and substance satisfactory to Parent and SUB;

          (vi) Parent and/or SUB shall have obtained financing pursuant to the Financing Commitment Letter referred to in section 4.4 or other financing arrangements on terms not materially more adverse to the borrower than the terms of the Financing Commitment Letter (the "Financing Condition"); and

          (vii) at least 90% of the outstanding Shares shall have been tendered in the Offer (the "90% Minimum Condition").

     The conditions set forth above are for the sole benefit of SUB and Parent only and may be asserted by SUB and Parent regardless of the circumstances giving rise to any such condition (including the termination of this agreement by SUB or Parent) or may be waived by SUB or Parent, in whole or in part at any time and

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from time to time, in their sole discretion. The failure by SUB or Parent at any time to exercise any of the rights set forth in this provision shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by SUB or Parent with respect to any of the conditions referred to (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties.

     1.2  HK Action.

     (a)(i) HK hereby approves of and consents to the Offer and represents and warrants that HK's board of directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (A) approved the Stockholders Agreement, (B) determined that this agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of HK, (C) approved this agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and determined that such approval of the Offer, this agreement and the Merger constitutes approval thereof for all purposes under sections 203(a) and 251(b) of the GCL and for purposes of any other applicable provision of the GCL and any other state statutes that might be deemed applicable to the transactions contemplated hereby and (D) resolved to recommend that the stockholders of HK accept the Offer, tender their Shares thereunder to SUB and approve and adopt this agreement and the Merger. HK consents to the inclusions of such recommendation and approval in the Offer Documents.

     (ii) The board of directors of HK shall not (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or SUB, its approval or recommendation of the Offer, this agreement or the Merger, provided, however, that to the extent required by the fiduciary obligations of such board of directors, as determined in good faith by a majority of the "disinterested" members thereof based on the advice of outside counsel, in the case of a "superior proposal" (as defined below), HK's board of directors shall have the right to withdraw such approval or recommendation; or (y) approve or recommend, or propose to approve or recommend, any takeover proposal. If any of the foregoing actions is taken by the board of directors of HK, Parent or SUB shall have, and HK shall have (subject to the limitation on HK's right set forth in section 8.1(c)), the right to terminate this agreement pursuant to section 8.1. For purposes of this agreement, "superior proposal" means a bona fide proposal made by a third party to acquire HK pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the board of directors of HK determines in its good faith judgment to be more favorable to HK's stockholders than the Offer and the Merger (based on the written opinion, with only customary qualifications, of HK's financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of such disinterested members (based on the written advice of HK's financial advisor), is reasonably capable of being obtained by such third party. For purposes of this agreement, "disinterested" shall mean disinterested with respect to Parent and SUB. In determining "value of consideration," due consideration shall be given to the cash equivalent of each specific component of consideration, including but not limited to the form and timing thereof.

     (iii) HK further represents that The Chicago Corporation (the "Financial Advisor") has delivered to the board of directors of HK its written opinion dated as of September 18, 1995 that based upon and subject to matters set forth in the opinion and based upon such other matters as the Financial Advisor considers relevant, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view as of such date. HK has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Offer Documents, the Schedule 14D-9 (as defined below) and the Proxy Statement (as defined below). Moreover, HK shall use its best efforts to cause the Financial Advisor to deliver an updated fairness opinion, to the same effect as the opinion described above, to Parent or SUB in connection with any Long Form Merger referred to in and pursuant to section 1.3.

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     (b) HK shall file with the SEC as soon as practicable on the date of commencement of the Offer a solicitation/recommendation statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in section 1.2(a)(i) and shall mail the Schedule 14D-9 to the stockholders of HK promptly after the commencement of the Offer. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to HK's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by HK with respect to information supplied by Parent or SUB for inclusion in the Schedule 14D-9. HK, Parent and SUB each shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and HK shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     (c) In connection with the Offer, HK shall promptly furnish Parent and SUB with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish SUB with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as SUB or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate Merger, Parent and SUB shall, and shall use their best efforts to cause their affiliates, associates, agents and advisors to (it being understood that "best efforts" for this purpose shall include terminating the relationship with any agent and advisor that fails to comply in this regard), keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this agreement should be terminated, deliver to HK all copies of such information in their possession.

     1.3 Long Form Merger. If SUB does not purchase Shares pursuant to the Offer due to the failure solely of the 90% Minimum Condition to have been satisfied, then the parties shall, subject to section 6, consummate the Merger pursuant to section 2 in accordance with the provisions of section 251 of the GCL (a "Long Form Merger"). The period after the termination of the Offer and during which this agreement remains in effect shall be referred to hereinafter as the "Extension Period".

     1.4  Board of Directors and Committees; Section 14(f).

     (a) Promptly upon the purchase by SUB of Shares pursuant to the Offer or the Majority Shares pursuant to the Stockholders Agreement (unless as a result of such Purchase SUB owns at least 90% of the Shares then outstanding) and from time to time thereafter, and subject to the last sentence of this section 1.4(a), SUB shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the board of directors of HK as will give SUB representation on the board equal to the product of the number of directors on the board (giving effect to any increase in the number of directors pursuant to this section 1.4) and the ratio that the combined voting power of the Shares so purchased bears to the total combined voting power of all outstanding Shares on a fully-diluted basis, and, upon request by SUB, HK shall use its best efforts either, at HK's election, to increase promptly the size of the board or to secure promptly the resignation of such number of directors as is necessary to enable SUB's designees to be elected to the board and to cause SUB's designees to be so elected. At such times, and subject to the last sentence of this section 1.4(a), HK will use its best efforts to cause persons designated by SUB to constitute the same percentage as is on the board of each committee of the board. Notwithstanding the foregoing, HK shall use its best efforts to ensure that two of the members of the board as of the date hereof shall remain members of the board until the Effective Time (as defined in section 2.2), and Parent and SUB shall not remove such members and, if necessary, shall vote to keep such members on the board.

     (b) HK's obligation to appoint designees to its board shall be subject to section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder. HK

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shall promptly take all action required pursuant to such section and Rule in order to fulfill its obligations under this section 1.4 and shall include in the
Schedule 14D-9 such information with respect to HK and its officers and directors as is required under such section and Rule in order to fulfill its obligations under this section 1.4. SUB shall supply to HK in writing, and shall be solely responsible for, any information with respect to itself and its nominees, officers, directors and affiliates required by such section and Rule.

     (c) Following the election or appointment of SUB's designees pursuant to this section 1.4 and prior to the Effective Time, if there shall be any directors of HK who were directors as of the date hereof, any amendment of this agreement, any termination of this agreement by HK, any extension by HK of the time for the performance of any of the obligations or other acts of SUB or Parent or waiver of any of HK's rights hereunder, will require the concurrence of a majority of such directors.

     2.  THE MERGER.

     2.1 Surviving Corporation. Upon the terms and subject to the conditions set forth in section 6, and in accordance with the GCL, at the Effective Time SUB shall be merged with and into HK. As a result of the Merger, the separate corporate existence of SUB shall cease and HK shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The effect of the Merger shall be as provided in the applicable provisions of the GCL.

     2.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in section 6, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the GCL. Prior to the filing referred to in this section 2.2, a closing shall be held at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of Delaware, or at such later time as is specified in the certificate of merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

     2.3  Certificate of Incorporation; By-Laws.

     (a) The certificate of incorporation of HK, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law, except that article 4 thereof shall be amended to provide that the authorized capital stock of the Surviving Corporation shall consist solely of 1,000 shares of common stock, par value $.01 per share.

     (b) The by-laws of HK, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws.

     2.4 Directors and Officers. The directors of SUB, immediately prior to the Effective Time, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of SUB, immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     2.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of SUB, HK, or the holders of any of the following securities:

          (i) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to section 2.5(ii) and any Dissenting Shares, as defined in section 2.6(a)) shall be converted automatically into the right to receive the Per Share Amount in cash (the "Merger Consideration") payable to the holder thereof, without interest and less any required withholding taxes, upon surrender of the certificate formerly representing such Share;

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          (ii) Each Share held in the treasury of HK, or owned by Parent, SUB or any subsidiary of Parent or SUB, immediately prior to the Effective Time shall be canceled and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (iii) Each share of common stock, par value $.01 per share, of SUB issued and outstanding immediately prior to the Effective Time shall, upon surrender of the certificate formerly representing such Shares, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     2.6  Dissenting Shares.

     (a) Notwithstanding any provision of this agreement to the contrary, any Shares held by a holder who has properly demanded and perfected the right for appraisal of such Shares in accordance with the GCL and who, as of the Effective Time, has not effectively lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive the Per Share Amount, but the holder thereof shall only be entitled to such rights as are granted by the GCL.

     (b) Notwithstanding the provisions of section 2.6(a), if any holder of Shares who asserts the right for appraisal or demands payment for such Shares under the GCL shall effectively lose the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's Shares shall automatically be converted into and represent only the right to receive the Per Share Amount pursuant to section 2.5(i) without interest thereon and less any required withholding taxes, upon surrender of the certificate or certificates representing such Shares.

     (c) HK shall give Parent (i) prompt notice of any demands for appraisal received by it and of withdrawals of such demands received by it and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the GCL. HK shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

     2.7  Surrender of Shares; Stock Transfer Books.

     (a) Prior to the Effective Time, Parent shall designate an agent reasonably satisfactory to HK to act as Paying Agent in connection with the Merger (the "Paying Agent") for purposes of effecting the exchange, for the Per Share Amount, of certificates that, prior to the Effective Time, represented Shares entitled to receive the Per Share Amount pursuant to section 2.5. At or before the Effective Time, Parent shall take all steps necessary to provide the Paying Agent, in trust for the benefit of the holders of Shares, with immediately available funds in an aggregate amount (the "Payment Fund") equal to the aggregate Per Share Amount to be paid to the holders of Shares pursuant to section 2.5. The Payment Fund shall be invested by the Payment Agent, as directed by Parent, in direct obligations of the United States of America, or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal thereof and interest thereon, and any earnings with respect to the Payment Fund shall be paid to Parent as and when requested by Parent and Parent shall replace any principal lost through any investment made with respect to the Payment Fund. The parties agree that the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the certificates formerly representing Shares as contemplated hereby.

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed (or delivered upon request in person) to each record holder, as of the Effective Time, of an outstanding certificate or certificates that are converted pursuant to section 2.5(i) into the right to receive the Per Share Amount and that immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Per Share Amount therefor less any federal, state or local taxes required to be withheld from such payment. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of

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such Certificate shall be entitled to receive in exchange therefor the Per Share
Amount, less such taxes withheld, for each Share formerly represented by such Certificate, and such Certificate shall then be canceled. Until so surrendered and exchanged, each Certificate shall, after the Effective Time, be deemed to evidence only the right to receive the Per Share Amount without interest thereon and less such taxes. If payment of the Per Share Amount is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered in accordance with the provisions of this section 2.7(b), each Certificate (other than Certificates representing Shares held by Parent, SUB or any other subsidiary of Parent, and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive for each Share represented thereby the consideration provided for under this agreement.

     (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Per Share Amount payable upon due surrender of their Certificates without interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation, the Parent nor the Paying Agent shall be liable to any holder of a Certificate for the Per Share Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) At the Effective Time, the stock transfer books of HK shall be closed and thereafter there shall be no further registration or transfers of Shares on the records of HK. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

     2.8 Employee Stock Options. Immediately prior to or at the Effective Time, HK shall (i) take all necessary action to provide that (subject to receipt of the consents referred to in the penultimate sentence of this section 2.8, if required), immediately prior to the Effective Time, each outstanding stock option (each, an "Option") granted under the Huffman Koos Inc. 1986 Stock Option Plan, as amended (the "Option Plan"), shall be canceled and each holder of a canceled Option shall be entitled to receive from HK, as of such date, in cancellation and settlement of the Option, whether or not such Option was exercisable at the time of such cancellation, only an amount equal to the excess, if any, of the Per Share Amount over the per Share exercise price of such Option, multiplied by the number of Shares covered by such Option (the "Option Settlement Amount"), reduced by any applicable withholding taxes or other amounts required by law to be paid or withheld by HK, and (ii) pay to each person who formerly held such an Option the Option Settlement Amount, reduced by such taxes or other amounts; provided, however, that with respect to any person subject to section 16(a) of the Exchange Act, any such amount to be paid shall be paid as soon as practicable after the first date payment can be made without liability for such person under section 16(b) of the Exchange Act. Such Options and any rights granted in connection with any such Option shall be canceled upon the payment of the Option Settlement Amount. At the Effective Time, any such Options with respect to which the holder thereof has not consented, if necessary, to cancellation in exchange for the receipt of the Option Settlement Amount will be converted into, and thereafter represent only the right to receive, the Option Settlement Amount. Prior to the purchase of Shares pursuant to the Offer, HK shall use its reasonable efforts to (x) obtain any requisite consents or releases from holders of Options and (y) make any amendments to the terms of the Option Plan or any awards granted thereunder that are necessary in addition to such consents to give effect to the transactions contemplated by this section 2.8. Notwithstanding any other provision of this section 2.8, payment in respect of or delivery of Shares pursuant to the exercise of any Options may be withheld until any necessary consents are obtained.

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     2.9  Stockholder's Meeting.

     (a) Except as provided below in section 2.9(c), after the consummation, expiration or termination of the Offer, unless Parent or SUB terminates this agreement, then HK, acting through its board of directors, shall in accordance with applicable law:

          (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting"), to be held as soon as practicable after the consummation, expiration or termination of the Offer for the purposes of considering and taking action upon this agreement;

          (ii) subject to its fiduciary duties as determined in good faith by a majority of its board of directors, based as to legal matters on the opinion of legal counsel, include in any proxy or similar materials distributed to HK's stockholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), the recommendation of the board that stockholders of HK vote in favor of the approval and adoption of this agreement and the written opinion of the Financial Advisor that based upon and subject to matters set forth in the opinion and based upon such other matters as the Financial Advisor considers relevant, the consideration to be received by the holders of Shares pursuant to the Merger is fair to such holders from a financial point of view as of the date of the opinion; and

          (iii) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in any Proxy Statement and, after consultation with Parent and SUB, respond promptly to any comments made by the SEC with respect to any Proxy Statement and any preliminary version thereof and cause any Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer, and to the National Association of Securities Dealers, Inc. (the "NASD") within five days thereafter, and (B) subject to a determination, after consulting outside legal counsel of its fiduciary duty to HK's stockholders under applicable law, to obtain the necessary approvals by its stockholders of this agreement and the transactions contemplated hereby.

     (b) At the Stockholders' Meeting, Parent, SUB and their affiliates shall vote all Shares owned by them in favor of approval and adoption of this agreement and the transactions contemplated hereby.

     (c) If at any time after the satisfaction or waiver of the conditions set forth in section 6.1(b) Parent and SUB own 90% or more of the Shares then outstanding then the provisions of sections 2.9(a) and (b) shall not apply and, as soon as practicable after the satisfaction or waiver of the conditions set forth in section 6.1(b), the parties hereto will cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of Delaware and make all other filings or recordings required by section 253 of the GCL in connection with the Merger. Such Merger in accordance with section 253 of the GCL is referred to herein as the "Short Form Merger."

     3. REPRESENTATIONS AND WARRANTIES OF HK. HK represents and warrants to Parent and SUB that:

     3.1 Organization, Good Standing, etc. HK is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in all other jurisdictions in which qualification as a foreign corporation is required, except for such failures to be qualified and in good standing, if any, which when taken together with all other such failures would not in the aggregate have a Material Adverse Effect. HK has heretofore delivered to SUB and Parent accurate and complete copies of the certificate of incorporation and by-laws, as currently in effect, of HK. Other than HKI Subsidiary One, Inc., a Delaware corporation ("HK1"), HK has no subsidiaries. HK1 has no assets and no liabilities except for a note and mortgage receivable on certain real property owned by HK.

     3.2 Authority Relative to this Agreement; Consents and Approvals. HK has all necessary corporate power and authority to execute and deliver this agreement and to consummate the transactions contemplated hereby. The execution and delivery of this agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of HK and no other corporate proceedings on the part of HK are necessary to authorize this agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and subject to section 2.9(c), the approval and adoption of this agreement by the holders, including SUB, of a majority of the then outstanding Shares). This agreement has been duly and validly executed and delivered by HK and constitutes a valid, legal and binding agreement of HK, enforceable against HK in accordance with its terms.

     3.3  Capitalization.

     (a) The authorized capital stock of HK consists of 10,000,000 Shares, of which 3,938,400 Shares (which excludes 90,000 Shares held in treasury by HK) are issued and outstanding as of the date hereof. All of the outstanding Shares are, and all Shares issuable upon due exercise of Options will be, when issued in accordance with the terms of such Options, duly authorized, validly issued, fully paid and non-assessable. HK has 5,000,000 shares of preferred stock authorized, none of which are issued or outstanding.

     (b) Section 3.3 of the disclosure schedule attached to this agreement (the "Schedule") sets forth the number, class, record owners, grant and expiration dates and exercise prices of Shares that are subject to options (including all Options issued pursuant to the Option Plan) or warrants, and the holders of all debt instruments of HK and the amount outstanding thereon.

     (c) Except for the Stockholders Agreement, or as described in the SEC Reports (as defined in section 3.6) or in section 3.3 of the Schedule, there are no stockholders agreements, voting trusts or other agreements or understandings with respect to the voting of any Shares known to HK. Except for the Options described in section 3.3 of the Schedule, (i) HK is not a party to or bound by any written or oral contract or agreement that grants to any person an option, warrant or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, any shares of or interest in HK, whether or not presently authorized, issued or outstanding and (ii) there are outstanding no (A) shares of capital stock or other voting securities of HK,
(B) securities of HK convertible into or exchangeable for shares of capital stock or voting securities of HK, (C) options or other rights to acquire from HK, and no obligations of HK to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of HK and (D) equity equivalents, interests in the ownership or earnings of HK or other similar rights (collectively, "Company Securities"). Except as provided in HK's certificate of incorporation, there are no outstanding obligations of HK to repurchase, redeem or otherwise acquire any Company Securities.

     (d) The Shares constitute the only class of equity securities of HK registered or required to be registered under the Exchange Act.

     3.4 Effect of Agreement. The execution and delivery of this agreement by HK and the consummation of the Merger have been duly authorized by the Board of Directors of HK, do not require the consent, waiver, approval or authorization of or filing with any person or public authority other than the approval of its stockholders at the meeting of such stockholders referred to in section 2.9, the filings with the SEC and the NASD contemplated by section 2.9(a) and the filings with the Federal Trade Commission (the "FTC") and the U.S. Department of Justice ("Justice") contemplated by section 5.4, and the consents, waivers or approvals from persons to specified contracts listed in section 3.4 of the Schedule and will not, subject to obtaining the aforesaid consents, waivers or approvals and making the aforesaid filings, and except such as would not have a Material Adverse Effect, violate any law, statute, regulation, injunction, order or decree of any governmental agency or authority or court, or conflict with or result in a breach of or constitute a default under any of the terms or provisions of any mortgage, note, bond or indenture or obligation to which HK is a party or by which it or any of its properties may be bound. Subject to securing the consents, waivers or approvals as set forth in section 3.4 of the Schedule, and except as contemplated by this agreement or as may arise under applicable law, the execution and delivery of this agreement by HK and the consummation of the Merger will not give to others any interests or rights, including rights of termination or cancellation, in or with respect to any property, asset, contract, agreement, license or other commitment or instrument of HK, except such as would not have a Material Adverse Effect.

     3.5 Contracts and Commitments. Section 3.5 of the Schedule sets forth a complete list of all contracts and agreements, written or oral, to which HK is a party or by which any of its assets or properties is bound (i) that involve any customer that accounted for more than one percent of the net revenues of HK for the year ended January 31, 1995, (ii) that contain any covenant limiting the freedom of HK to engage in any line of business or in any geographic area or to compete with any entity, (iii) that involve any mortgages, leases or real property, notes, bonds or indentures or agreements of guarantee or indemnification running from HK to any person or entity, (iv) that require future payments by HK which exceed $100,000 individually or $1,000,000 in the aggregate and are not cancelable without penalty and (v) that HK has entered into with any of its vendors. HK is not in breach or violation of or in default in any material respects (x) under any of the terms or provisions of any mortgage, lease, note, bond, indenture, commitment, contract, agreement (written or oral), license or other instrument to which it is a party or by which it or any of its properties is bound,(y) under any law, judgment or decree or any order, rule or regulation applicable to it or to any of these properties or (z) in the payment of any of its obligations for borrowed funds, and there exists no known condition or known event that, after notice or lapse of time or both, would constitute a default in connection with any of the foregoing by HK, or to HK's knowledge, any other party.

     3.6 SEC Reports; Financial Statements. HK has filed all required forms, reports and documents with the SEC since February 1, 1992 (collectively, the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates so filed. HK heretofore has delivered to Parent a true and complete copy (including any amendments thereto) of (i) its Annual Report on Form 10-K for the year ended January 31, 1995 (the "10-K"), (ii) its Quarterly Report on Form 10-Q for the quarter ended July 31, 1995 (the "10-Q") and (iii) all definitive proxy statements relating to meetings of HK's stockholders (whether annual or special) held since February 1, 1994. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in the 10-K and the 10-Q fairly present the financial condition of HK as at the dates thereof and the results of operations for the periods indicated therein, all in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated therein). For the purposes of this agreement, all financial statements of HK shall be deemed to include any notes to such financial statements.

     3.7 Absence of Liabilities. HK does not have any liabilities or obligations, either accrued, absolute, contingent or otherwise which have not been (i) reflected in the balance sheet as of July 31, 1995 (including any related notes and schedules) included in the 10-Q (the "Balance Sheet"), (ii) disclosed in the SEC Reports, (iii) that individually or in the aggregate would not have a Material Adverse Effect, (iv) specifically described in the Schedule,
(v) incurred in the ordinary course of business since July 31, 1995 or (vi) under this agreement.

     3.8 Absence of Certain Changes or Events. Since July 31, 1995: (i) HK has not sustained any damage, destruction or loss by reason of fire, flood, accident or other calamity (whether or not covered by insurance), except such as would not have a Material Adverse Effect; (ii) there have been no changes in the financial condition of HK, except such as would not have a Material Adverse Effect; (iii) HK has not, except as disclosed in section 3.8 of the Schedule, borrowed any money; (iv) HK has not paid any obligation or liability (fixed or contingent) except current liabilities included in the Balance Sheet and current liabilities incurred since July 31, 1995 in the ordinary course of business or pursuant to the terms of this agreement; (v) HK has not declared any dividend or other distribution on or with respect to any Shares; (vi) HK has not purchased, redeemed or otherwise acquired for a consideration, directly or indirectly, any Shares; (vii) HK has not disposed of, or agreed to dispose of, any material property or asset, other than in the ordinary course of business and for a consideration at least equal to the fair value of such property or asset, nor has it leased to others, or agreed so to lease, any property or asset except in the ordinary course of business and for a consideration at least equal to the fair rental value of such property or asset nor has it transferred or granted any other rights under any lease, license or agreement; (viii) HK has not made any expenditures or commitments for the purchase, acquisition, construction or improvement of a capital asset except in the ordinary course of business and in an aggregate amount not exceeding $100,000; (ix) HK has not amended its certificate of incorporation or, except as disclosed in Section 3.8 of the Schedule, its by-laws; (x) HK has not made any change in its accounting methods, principles or practices; (xi) HK has not made any revaluation of any of its assets, including any write down or write off of inventory or accounts receivable other than in the ordinary course of business; and (xii) HK has not entered into any other transaction or contract other than in the ordinary course of business, other than this agreement.

     3.9 Tax and Other Returns. Except as set forth in section 3.9 of the Schedule, HK and its subsidiaries have duly and timely filed all U.S. federal Tax (as defined below) returns and all other Tax filings required to be filed including, but not limited to, all foreign, state and local Tax returns and filings (all such federal, foreign, state and local returns and filings being complete and correct in all material respects), except for such state and local returns and filings with respect to which the failure to file would not have a Material Adverse Effect, have duly paid or made provision for the payment of all Taxes (including any interest or penalties) that are due and payable (whether or not shown on any such tax returns) and paid all payments of estimated Tax due and all Taxes required to be withheld and collected. Except as disclosed in section 3.9 of the Schedule, the liability for Taxes reflected in HK's balance sheet at July 31, 1995 is sufficient for the payment of all unpaid Taxes (including interest and penalties), whether or not disputed, accrued or applicable for the period then ended and for all years and periods ended prior thereto. The federal, state, local and foreign Tax returns of HK and its subsidiary have not been audited by the Internal Revenue Service ("IRS") or any other taxing authority. Except as set forth in section 3.9 of the Schedule, HK and its subsidiaries (i) have not executed or filed with the IRS or any other taxing authority a waiver or a consent providing for an extension of time with respect to the assessment of any Tax or deficiency; (ii) have not granted powers of attorney with respect to any Tax matter that is currently in force and (iii) are not currently under, or have not received notice of commencement of, any audit by any taxing authority, and are not parties to any judicial proceeding with respect to Taxes. HK and its subsidiary have not made any payments, are not obligated to make any payments and are not parties to any agreement that under certain circumstances could obligate them to make any payments that will not be deductible under section 280G of the Internal Revenue Code of 1986 (the "Code"). HK and its subsidiaries are not, and have not been United States real property holding corporations within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Except as set forth in section 3.9 of the Schedule, HK and its subsidiary have not filed consents pursuant to 341(f) of the Code or agreed to have 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in 341(f)(4) of the Code) owned by HK or its subsidiary. HK and its subsidiary are not parties to any tax allocation or sharing agreement. HK and its subsidiary are not and have never been (nor do HK and its subsidiary have any liability for unpaid Taxes because they once were) members of an affiliated group. For purposes of this agreement, the term "Taxes" (or "Tax", where the context requires) shall mean all federal, state, local, foreign or other income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, payroll, transfer, conveyance, documentary, stamp, property, value added, customs duties, minimum taxes and any other taxes, fees, charges, levies, excises, duties, or assessments of any kind whatsoever, together with additions to tax or additional amounts, interest and penalties relating thereto.

     3.10 Employment Arrangements. Section 3.10 of the Schedule lists each employment, severance, change of control, commission or consultant contract, written or oral, with any present or former officer, director or employee, or any collective bargaining agreement to which HK is a party. Except as disclosed in section 3.10 of the Schedule since April 30, 1995 there has been no change in any such plan or arrangement or in compensation to any director or officer, or any change, either material in amount or other than in the ordinary course of business, in compensation to any other employee of HK. Except as disclosed in section 3.10 of the Schedule, since February 1, 1990 there have been no strikes, work stoppages, work slowdowns or other labor unrest against HK or at any of its locations in any material respect. HK's relations with its employees are good.

     3.11 Property. HK has good and marketable title in fee simple to all of the real property reflected on the Balance Sheet or acquired after the date thereof and good and marketable title to all of the other tangible properties and assets (other than properties and assets sold or otherwise disposed of for fair value after the date thereof in the ordinary course of business) free and clear of all mortgages, liens, pledges, restrictions, charges or encumbrances of any nature whatsoever, except (i) liens for taxes not yet delinquent; (ii) liens for taxes and assessments not in excess of $25,000 individually or $100,000 in the aggregate being contested in good faith by appropriate proceedings; (iii) such imperfections of title and encumbrances, if any, as do not materially detract from the value of, or materially interfere with the present use of, such property; and (iv) for those listed in section
3.11 of the Schedule. Each lease of real property, and each lease of personal property requiring payments of $100,000 or more per annum to which HK is a party (as lessor or lessee) is valid and effective and there are no known defaults thereunder by any party thereto. No executive officers of HK have received notice of any material violation of any zoning regulation, ordinance or other law, order, regulation or requirement relating to real property owned or leased by HK.

     3.12 Patents, Trademarks, etc. HK owns, or is licensed to use, all trademarks, trade names, copyrights and patents used in or necessary for the conduct of its business as currently conducted which are material to its business, assets, results of operations or financial condition. Section 3.12 of the Schedule correctly lists all such trademarks, trade names, copyrights and patents. The use by HK of such trademarks, trade names, copyrights or, to the best of HK's knowledge, patents does not infringe upon or conflict with any patent, trademark, trade name or copyright of others.

     3.13 Litigation. HK is not a party to or threatened with any litigation, governmental or other proceeding or investigation that, if adversely determined, would have a Material Adverse Effect, other than any such matter arising in the ordinary course fully covered by HK's insurance policies, and there is no outstanding order, writ, injunction or decree of any court or governmental agency against or affecting HK.

     3.14 Proxy Statement. When the Proxy Statement referred to in section 2.9 or any amendment or supplement thereto shall be mailed to stockholders of HK, and at all times subsequent to such mailing up to and including the Closing Date (as promptly amended or supplemented, if so required), such Proxy Statement and all amendments or supplements thereto, (i) will comply in all material respects with the provisions of the Exchange Act, and all rules and regulations of the SEC promulgated thereunder, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein in light of the circumstances under which they were made, not misleading, provided that no representation or warranty is made with respect to information included in the Proxy Statement based on information supplied by Parent or SUB specifically for inclusion therein.

     3.15 Brokers' and Finders' Fees. Section 3.15 of the Schedule lists the only agent, broker, person or firm acting on behalf of HK or under its authority which has claimed or is or will be entitled to any commission or broker's or finder's fee from HK in connection with the Merger.

     3.16 Insurance. Section 3.16 of the Schedule lists and briefly describes all policies of fire, liability, workmen's compensation, life, business interruption and other types of insurance held by HK.

     3.17  Pension, Retirement and Profit Sharing Plans.

     (a) Section 3.17(a) of the Schedule lists each Benefit Plan (as defined below) and each Multiemployer Plan (as defined below). HK has provided to the Parent true and complete copies of the following: (1) each of the Benefit Plans;
(2) summary plan descriptions of each of the Benefit Plans; (3) each trust agreement, insurance policy or other instrument relating to the funding of each of the Benefit Plans; (4) the two most recent Forms 5500 with respect to each of the Benefit Plans; (5) the most recent audited financial statement for each of the Benefit Plans; (6) each policy of fiduciary liability insurance and related agreements maintained in connection with the Benefit Plans; and (7) the most recent determination letter issued by the Internal Revenue Service (the "IRS") with respect to each of the Benefit Plans that is intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Except as set forth in section 3.17(a) of the Schedule, each Benefit Plan has complied and currently is in compliance, both as to form and operation, with the applicable provisions of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in all material respects. Each Benefit Plan intended to qualify under section 401 of the Code is the subject of a favorable determination letter issued by the IRS (which has not revoked or threatened to revoke such letter) regarding the qualified status of the plan.

     (b) HK has complied with and performed all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations (domestic and foreign) required to be performed by it under or with respect to any of Benefit Plans or any related trust agreement or insurance contract, except where the failure to so comply or perform would not have a Material Adverse Effect. All contributions and other payments required to be made by HK to any Benefit Plan prior to the date hereof have been made. No Benefit Plan is, and within the past six years HK has not maintained a plan that is, subject to Part 3 of Title I of ERISA, section 412 of the Code or Title IV of ERISA (a "Defined Benefit Plan"). No Benefit Plan has any accumulated funding deficiency whether or not waived. There is no claim, investigation, suit, action, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, threatened or anticipated (other than routine claims for benefits) against or relating to any Benefit Plan or against the assets of any Benefit Plan. HK has not communicated (whether orally or in writing) generally to employees or specifically to any employee regarding any future increase of benefit levels (or creations of new benefits) with respect to any Benefit Plan beyond those reflected in the copies of the Benefit Plans provided to Parent, or the adoption or creation of any new benefit plan.

     (c) Except as set forth in section 3.17(c) of the Schedule, HK has not participated in or had an obligation to contribute to any Multiemployer Plan, or incurred any withdrawal liability in respect of any Benefit Plan. In the event HK were to withdraw as of the Effective Time from all Multiemployer Plans to which it contributes, it would not incur any withdrawal liability except as set forth in section 3.17(c) of the Schedule.

     (d) No event or transaction in respect of a Benefit Plan (including, without limitation, any "prohibited transaction" within the meaning of section 4975 of the Code or section 406 of ERISA) has occurred with respect to which HK, directly or indirectly (through any indemnification agreement or otherwise), is or could be expected to be subject to any liability or tax of any kind, including, without limitation, under ERISA and the Code, except such as would not have a Material Adverse Effect.

     (e) Except as set forth in section 3.17(e) of the Schedule, no transaction contemplated by this agreement will (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan, trust funding a Benefit Plan or agreement with any employee that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits, (ii) result in any liability to the PBGC under Title IV of ERISA, or (iii) result in the triggering or imposition of any restrictions or limitations on the right or ability of HK or SUB to amend or terminate any Benefit Plan or trust and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Each Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms and in accordance with the applicable provisions of the Code and ERISA, without any losses, damages, liabilities, costs or expenses (other than incidental costs of affecting such amendment or termination) to HK, SUB or any of their respective affiliates.

     (f) No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

     (g) Except as set forth in section 3.17(g) of the Schedule, HK does not maintain or contribute to any Benefit Plan which provides, and does not have any liability or obligation to provide, life insurance, medical or other employee welfare benefits to any employee (or such employee's beneficiary) upon such employee's retirement or termination of employment, except as may be required by federal, state or local laws, rules or regulations (domestic and foreign), and HK has never represented, promised or contracted to any employee that such employee would be provided with life insurance, medical or other employee welfare benefits upon such employee's retirement or termination of employment, except to the extent required by federal, state or local laws, rules or regulations (domestic and foreign).

     (h) "Benefit Plan" shall mean any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, welfare, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA (other than a Multiemployer Plan) established by HK or to which HK contributes or has contributed (including Benefit Plans not now maintained by HK; Benefit Plans to which HK contributes or has contributed, and Benefit Plans not now maintained by HK or to which HK does not now contribute, but with respect to which HK has or may have any liability), and (ii) a "Multiemployer Plan" shall have the meaning set forth in sections 3(37) and 4001(a)(3) of ERISA
 .

     3.18  Environmental Compliance.

     (a) (i) HK is in compliance with all applicable federal, state and local laws and regulations relating to pollution or the protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that individually or in the aggregate would not have a Material Adverse Effect on HK, which compliance includes, but is not limited to, the possession by HK of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) HK has not received written notice of and, to the best knowledge of HK, is not the subject of any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that individually or in the aggregate would have a Material Adverse Effect on HK and (iii) except as set forth in section 3.18 of the Schedule, to the best knowledge of HK, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future or give rise to an Environmental Claim that individually or in the aggregate would have a Material Adverse Effect on HK.

     (b) There are no Environmental Claims which individually or in the aggregate would have a Material Adverse Effect on HK that are pending or, to the best knowledge of HK, threatened against HK or, to the best knowledge of HK, against any person or entity whose liability for any Environmental Claim HK has or may have retained or assumed either contractually or by operation of law.

     (c) There has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath, above or into the real property owned, leased, used, or in which any other interest is maintained by HK at the Effective Time or previously owned by, used by or leased to HK (collectively, the "Property"), of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials, petroleum (including crude oil or any fraction thereof), or asbestos fibers (collectively referred to herein as "Hazardous Materials"), including but not limited to those defined in any Environmental Law, except such of the foregoing occurrences as would not, individually or in the aggregate, have a Material Adverse Effect on HK.

     (d) (i) To the best knowledge of HK, there is no current storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from the Property; (ii) no friable asbestos fibers or materials or polychlorinated biphenyls (PCBs) on the Property and
(iii) no underground storage tanks located on the Property except such as would not, individually or in the aggregate, have a Material Adverse Effect.

     (e) No Hazardous Materials managed or handled by HK have come to be located at any site that is listed or proposed for listing pursuant to the Federal Comprehensive Environmental Response, Compensation and Liability Act, or analogous state law ("CERCLA") that could lead to claims against HK for clean-up costs, remedial work, damages to natural resources or for personal injury claims under Environmental Laws.

     (f) No property operated by HK or for which HK could have legal responsibility is listed or proposed for listing pursuant to CERCLA.

     3.19 Inventories. The inventories set forth on HK's balance sheet dated July 31, 1995 are and all inventories held at the Effective Time will be properly valued at the lower of cost (last-in, first-out for inventories) or market using the retail method of valuation and in accordance with generally accepted accounting principles consistently applied and, except for obsolete items which have been fully written off or reserved for, consist of items of a quality and quantity currently usable and saleable in the ordinary course of business without markdown or discount.

     4. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and SUB represent and warrant as follows:

     4.1 Organization, Good Standing, etc. Each of Parent and SUB is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite power and authority to own its properties and to carry on its business as now being conducted.

     4.2 Authorization of Agreement. The execution and delivery of this agreement by Parent and SUB and the consummation of the Merger have been duly authorized by the board of directors of Parent and SUB and by Parent as the sole stockholder of SUB, do not require the consent, approval or authorization of or filing with any person or public authority other than the filings with FTC and Justice contemplated by section 5.4 and will not violate any law, statute, regulation, injunction, order or decree of any governmental agency or authority or court or conflict with or result in a breach of or constitute a default under any of the terms or provisions of any mortgage, note, bond or indenture or material obligation to which either Parent or SUB is a party or by which either of them or any of their properties may be bound.

     4.3 Proxy Statement. When the Proxy Statement referred to in section 2.9 or any amendment or supplement thereto shall be mailed to holders of securities of HK, and at all times subsequent to such mailing up to and including the Closing Date (as promptly amended or supplemented, if so required), such Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein provided by Parent and SUB for inclusion therein,
(i) will comply in all material respects with the provisions of the Exchange Act, and all rules and regulations of the SEC promulgated thereunder, and (ii) will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, in light of the circumstances under which they were made.

     4.4 Financing Commitment. Parent has, on or prior to the date hereof, furnished to HK a true and complete copy of the commitment letter dated September 11, 1995 (the "Financing Commitment Letter") from Nomura Holding America Inc. ("Nomura"), pursuant to which, subject to the terms and conditions thereof, Nomura has committed to provide all of the financing ("Financing") necessary to purchase the Shares pursuant to the Offer and the Merger pursuant to a Short Form Merger. The Financing Commitment Letter is in full force and effect as of the date of this agreement. Parent believes as of the date of this agreement that it will be able to obtain the Financing on terms and conditions substantially as set forth in the Financing Commitment Letter.

     4.5 No Litigation. There is no action, suit, proceeding or investigation, pending or, to the knowledge of Parent or SUB, threatened, involving Parent or SUB or any of Parent's subsidiaries, at law or in equity, or before any federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality, that in the aggregate is reasonably likely to prevent or materially impair or materially delay the consummation of the transactions contemplated hereby.

     4.6 Brokers and Finders. Except as disclosed to HK in writing, no agent, broker, person or firm acting on behalf of Parent or under its authority has claimed or is or will be entitled to any commission or broker's or finder's fee from Parent in connection with the Merger.

     5.  CONDUCT AND TRANSACTIONS PRIOR TO CLOSING.

     5.1  Conduct of Business of HK.

     (a) Except as contemplated by this agreement, during the period from the date hereof to the Effective Time, HK shall operate in all respects in the ordinary course and in a manner consistent with past practices; without limiting the generality of the foregoing, HK shall not, without the prior written consent of Parent or SUB, take any of the following actions:

          (i) amend or propose to amend its certificate of incorporation or by-laws or create any subsidiary;

          (ii) authorize for issuance, issue (other than issuances of Shares pursuant to the exercise of Options), sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options, warrants or stock appreciation rights);

          (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, warrants, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities;

          (iv) (A) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to HK except for the renewal of HK's revolving line of credit as described in section 5.1 of the Schedule; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to HK; (C) make any loans, advances or capital contributions to or investments in any other person (other than customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (D) pledge or otherwise encumber shares of capital stock of HK or (E) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien (as defined below) thereupon;

          (v) except as may be contemplated by this agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or any other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to HK, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units) or pay or agree to pay any management fee or other payment to any Majority Seller or any of their affiliates;

          (vi) acquire, sell, lease or dispose of any assets outside the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice or waive any rights that may exist under any confidentiality agreement to which HK may be a party;

          (vii) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting methods, principles or practices used by it;

          (viii) revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

          (ix) (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise), any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (C) authorize any new capital expenditure or expenditures which individually is in excess of $100,000 or, in the aggregate, are in excess of $500,000; provided, that none of the foregoing shall limit any capital expenditure already included in HK's 1995 capital expenditure budget previously provided to Parent or SUB or (D) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

          (x) make any tax election or settle or compromise any income tax liability of HK;

          (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of HK or incurred in the ordinary course of business consistent with past practice;

          (xii) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

          (xiii) take, or agree in writing or otherwise to take, any of the actions described in sections 5.1(i) through 5.1(xii) or any action that would make any of the representations or warranties of HK contained in this agreement untrue or incorrect as of the date when made or would result in any of the conditions set forth in section 1.1(c) not being satisfied. For purposes of this agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (b) In addition, HK shall use all commercially reasonable efforts to continue its current business relationships (including all rights of exclusivity with respect to any product or products) with all significant vendors and suppliers.

     (c) Anything to the contrary notwithstanding, at the closing of the Offer or Merger HK shall be permitted to pay the reasonable fees and expenses of Winston & Strawn, its legal counsel, provided that invoices and detailed support with respect to such fees and expenses have been provided to Parent prior to the closing.

     5.2  Other Agreements of HK.

     (a) Simultaneously with the execution and delivery of this agreement, the Majority Sellers are delivering to Parent the Stockholders Agreement duly executed by the Majority Sellers. In addition, prior to the consummation of the Offer or the Merger, HK shall have terminated any and all management agreements and any other arrangements pursuant to which HK paid fees or expenses of any kind to any stockholder or other affiliate, all without liability of any kind to such persons, and shall deliver to Parent satisfactory evidence of that termination. In addition, HK shall cause each such person to refund to HK, prior to any closing hereunder, a pro rata amount of all fees paid under any such management and other agreements that may have been prepaid by HK (with such pro rata amount determined based on the number of elapsed days over the period for which such payment relates).

     (b) HK shall give to Parent and to its counsel, accountants and other representatives full access, during normal business hours, to all of the employees, agents, properties (including for the purpose of conducting any environmental reviews thereof), books, contracts, commitments and records of HK and shall furnish all such information concerning its business and properties as Parent reasonably may request. If no Closing occurs, Parent shall keep such information confidential according to the terms of that certain Confidentiality Agreement dated April 25, 1995 (the "Confidentiality Agreement") and not release same to any third party without the written consent of HK.

     (c) HK shall use all reasonable efforts to obtain all consents and other approvals as may be required to enable it to perform its obligations hereunder.

     (d) HK shall cause its officers, directors and employees to, and shall use its best efforts (it being understood that for this purpose "best efforts" shall include termination of any relationship with any representative, advisor, attorney, accountant or agent who fails to comply) to cause its representatives, advisors, attorneys, accountants and agents to (i) immediately cease any existing discussions or negotiations, if any, with any corporation, partnership, person (which includes a "person" as such term is defined in section 13(d)(3) of the Exchange Act) or other entity or group other than Parent and SUB, any affiliates or associate of Parent and SUB or any designees of Parent and SUB (each, a "Third Party") conducted heretofore with respect to a tender offer or exchange offer for any Shares, any acquisition of more than 25% of the assets of, or more than 25% of the equity interest in, HK or any merger, consolidation or other business combination with HK (each, a "Business Combination") and (ii) shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any Third Party concerning any Business Combination; provided, that nothing in this section 5.2(d) shall be deemed to prohibit HK from (x) furnishing information and access, in each case only in response to unsolicited requests therefor, to any Third Party pursuant to confidentiality agreements or (y) participating in discussions and negotiating with such entity or group concerning any Business Combination involving HK or any division of HK if, in the case of either (x) or
(y), such Third Party has submitted an unsolicited bona fide written proposal to the Board relating to any such Business Combination and the Board by a majority vote determines in its good faith judgment, after consulting legal counsel, that failing to take such action would be inconsistent with the Board's fiduciary duty to HK's stockholders under applicable law. The Board shall provide a copy of any such written proposal to Parent or SUB immediately after receipt thereof and thereafter keep Parent and SUB promptly advised of any amended proposal with respect thereto. Nothing contained in this section 5.2(d) shall prohibit HK from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to HK stockholders if, in the good faith judgment of the board of directors of HK based on the recommendation of outside legal counsel, failure to do so would be inconsistent with applicable laws; provided that HK does not, except as permitted by section 1.2(a)(ii), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

     (e)  HK shall cause all necessary documents to be prepared and submitted to
(i) the New York State Department of Taxation and Finance required under the New York Real Estate Transfer Tax (NY Tax Law Article 31) and New York Tax on Gains Derived from Certain Real Property Transfers (NY Tax Law Article 31-B) and (ii) any other relevant tax authorities to which transfer taxes are required to be paid. In furtherance of this agreement, HK and Parent shall cause any required Forms TP-580, TPO-581 and TP-584 to be prepared and submitted.

     (f) Anything in this agreement (including any matter referred to in section 3.11) notwithstanding, HK shall cause First American Title Insurance Company to issue (at standard title insurance premiums) to HK, at the consummation of the Offer and/or at the Closing (as directed by the Buyer), an ALTA Owner's Policy (10/17/92) with a TIRSA Non-Imputation Endorsement (Stock Acquisition) (8/15/94), with respect to each of (i) the East Brunswick, New Jersey owned real estate, which policy shall be in the amount of $4,000,000 and contain only those exceptions listed in section 5.2(f)-1 of the Schedule plus an exception as to real estate taxes and assessments not yet due and payable; and
(ii) the Livingston, New Jersey owned real estate, which policy shall be in the amount of $4,500,000 and contain only those exceptions listed in section 5.2(f)-2 of the Schedule plus an exception as to real estate taxes and assessments not yet due and payable.

     (g) HK shall cooperate with Parent and SUB in their efforts to satisfy on or before the Effective Time all requirements of the definitive financing agreements which are conditions to closing all transactions constituting the Financing and to drawing down the cash proceeds thereunder.

     5.3  Agreements of Parent.

     (a) Parent shall supply HK with all information relating to Parent and SUB as shall be required for inclusion in the Proxy Statement.

     (b) Parent shall use all reasonable efforts to obtain all consents and other approvals as may be required to enable it and SUB to perform their respective obligations hereunder.

     (c) Parent shall use its reasonable best efforts to obtain all financing needed to effect the Merger on terms reasonably satisfactory to Parent.

     (d) Parent and SUB shall each use its reasonable best efforts to satisfy on or before the Effective Time all requirements of the definitive financing agreements which are conditions to closing all transactions constituting the Financing and to drawing down the cash proceeds thereunder. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or corporation other than HK, Parent and SUB, respectively.

     5.4 H-S-R Filings. HK and Parent each shall file timely with FTC and Justice all notices, reports and other documents required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and shall promptly submit any additional information or documentary material requested by any such governmental agency or department.

     5.5 Public Announcements. Neither HK nor Parent shall without prior written consent of the other (or, in the case of an announcement required by applicable securities law, without prior written notice to and consultation with the other) issue any press release or otherwise make any public statement or furnish any written statement to its stockholders concerning the transactions contemplated by this agreement, except as may be required by applicable legal requirements.

     6.  CONDITIONS PRECEDENT TO THE CLOSING.

     6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this agreement shall have been adopted by the requisite affirmative vote of the stockholders of HK or SUB shall have acquired sufficient Shares in the Offer to effect a Short Form Merger;

     (b) no statute, rule, regulation, executive order, decree, court order, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any local, state or federal court or governmental authority in the United States that prohibits, restrains, enjoins or materially restricts the consummation of the Merger;

     (c) any waiting period applicable to the consummation of the Merger under the HSR Act shall have terminated or expired;

     (d) the Financing Condition shall have been satisfied; provided, however, that this condition shall be deemed to have been waived if Parent or SUB has purchased any Shares pursuant to the Offer.

     6.2 Additional Conditions to the Obligations of Parent and SUB to Effect the Merger. The obligations of each of Parent and SUB to effect the Merger are also subject to the satisfaction of the following additional conditions; provided, however, that the following conditions shall be deemed to have been waived if Parent or SUB has purchased any Shares pursuant to the Offer:

     (a) there shall not have occurred or been threatened any event or series of events or any condition or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on HK, determined by reference to the business, assets, results of operations or financial condition of HK at July 31, 1995;

     (b) the representations and warranties of HK contained in this agreement shall be true and correct in all material respects on and as of the date of consummation of the Merger as though made on and as of that date, except (i) for changes occurring after the date of this agreement that are specifically permitted by this agreement, including changes resulting from conduct permitted under section 5.1, and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of that date; and Parent and SUB shall have been furnished with a certificate of HK to the effect of the matters referred to above (and only excepting the matters referred to in items (i) and (ii) above) executed by its Chairman in form and substance satisfactory to Parent and SUB; and

     (c) HK shall have performed and complied in all material respects with all obligations, covenants, agreement and conditions required by this agreement to be performed or complied with by it prior to or on the date of consummation of the Merger, and Parent and SUB shall have been furnished with a certificate of HK to that effect executed by its Chairman in form and substance satisfactory to Parent and SUB.

     6.3  Additional Conditions to the Obligations of HK to Effect the
Merger. The Obligations of HK to effect the Merger are also subject to the satisfaction of the following additional conditions; provided, however, that the following conditions shall be deemed to have been satisfied if Parent or SUB has purchased any Shares pursuant to the Offer:

     (a) the representations and warranties of Parent and SUB contained in this agreement shall be true and correct in all material respects on and as of the date of consummation of the Merger as though made on and as of that date, except
(i) for changes occurring after the date of this agreement that are specifically permitted by this agreement, and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of that date; and HK shall have been furnished with a certificate of each of Parent and SUB to the effect of the matters referred to above (and only excepting the matters referred to in items (i) and (ii) above) executed by their respective Chairmen in form and substance satisfactory to HK; and

     (b) Parent and SUB shall have performed and complied in all material respects with all obligations, covenants, agreements and conditions required by this agreement to be performed or complied with by them prior to or on the date of consummation of the Merger, and HK shall have been furnished with a certificate of Parent and SUB to that effect executed by their respective Chairmen in form and substance satisfactory to HK.

     6.4 Materiality of Representations and Warranties. Notwithstanding anything contained herein, no condition involving the accuracy of representations and warranties made by HK as of the date hereof or the Effective Time shall be deemed not fulfilled, and Parent and SUB shall not be entitled to fail to consummate the transactions contemplated by this agreement or terminate this agreement on such basis, if the respects in which such representations and warranties are untrue, in the aggregate, would not be reasonably likely to result in a Material Adverse Effect on HK, determined by reference to the business, assets, results of operations or financial condition of HK at July 31, 1995. Notwithstanding anything contained herein, no condition involving the accuracy of representations and warranties made by Parent and SUB as of the date hereof or the Effective Time shall be deemed not fulfilled, and HK shall not be entitled to fail to consummate the transactions contemplated by this agreement or terminate this agreement on such basis, if the respects in which such representations and warranties are untrue, in the aggregate, would not be reasonably likely to result in a Material Adverse Effect on the ability of Parent and SUB to perform their respective obligations hereunder.

     7.  AMENDMENT OF AGREEMENT; WAIVERS.

     7.1 Amendment. At any time, whether before or after submission to or approval by the stockholders of HK as provided herein, this agreement may be amended by an instrument in writing executed by the parties.

     7.2 Waiver. Any party hereto may waive in writing compliance by the others with any of the covenants and conditions contained in this agreement (except such as may be imposed by law); such waiver shall be signed, in the case of HK, by any one of its President and Vice Presidents, and in the case of Parent or SUB, by any one of its President and Vice Presidents.

     8.  TERMINATION.

     8.1 Termination. This agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, and the Offer may be abandoned at any time prior to acceptance for payment of the tendered Shares:

     (a)  by mutual written consent of Parent, SUB and HK;

     (b) by Parent, SUB or HK if any statute, rule, regulation, executive order, decree, court order, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any local, state or federal court or governmental authority in the United States that prohibits, restrains, enjoins or materially restricts the consummation of the Merger or that would make the acquisition or holding by Parent or SUB of the Shares or shares of common stock of the Surviving Corporation illegal; provided, that prior to invoking this provision in respect of any such injunction, the party seeking to invoke this provision shall use all commercially reasonable efforts to have any such injunction vacated;

     (c) by Parent, SUB or HK, if the board of directors of HK shall have withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or SUB, its approval or recommendation of the Offer, this agreement or the Merger pursuant to section 1.2(a)(ii); provided, however, that HK may not exercise this right until after one business day following the expiration or termination of the Offer (as it may have been extended pursuant to the penultimate sentence of section 1.1(a)) and may then exercise this right if and only if SUB has not then purchased at least 90% of the outstanding Shares;

     (d) by Parent and SUB, on the one hand, or HK, on the other hand, if the 90% Minimum Condition is satisfied and, due to an occurrence or circumstance that would result in failure to satisfy any of the other conditions to the Offer pursuant to section 1.1(c) above, SUB shall have failed to pay for Shares pursuant to the Offer after one business day following the expiration or termination of the Offer (or such later day to which the Offer is extended pursuant to the penultimate sentence of section 1.1(a)), except that the foregoing right may not be exercised by a party in the event that such failure has been caused by or results from the failure of that party to perform in any material respect any of its respective covenants or agreements contained in this agreement;

     (e) by Parent and SUB, on the one hand, or HK, on the other hand, if the Financing Commitment Letter is no longer in full force and effect and, within ten business days thereafter, Parent fails to deliver to HK reasonable evidence that it has obtained a financing commitment (on terms not materially more adverse than the terms and conditions of the Financing Commitment Letter) to enable it to consummate the Long Form Merger.

     (f) by either the Parent or HK if the consummation of the Merger has not occurred on or before March 1, 1996, except that the foregoing right may not be exercised by a party in the event that such failure has been caused by or results from the failure of that party to perform in any material respect any of its respective covenants or agreements contained in this agreement.

     8.2 Procedure and Effect to Termination. In the event of termination of this agreement as provided in this section 8, notice thereof shall be promptly given by the terminating party to the other parties and thereafter this agreement shall be of no further force or effect and there shall be no liability on the part of any party with respect thereto except (i) as otherwise expressly provided in section 5.2(b) and section 9.1 and (ii) for any willful breach of this agreement that occurs prior to termination (and nothing in this agreement, including but not limited to section 9.1(b), shall diminish or impair the right of any of the parties to assert any claim or cause of action pursuant to this clause (ii)).

     9.  MISCELLANEOUS.

     9.1  Fees and Expenses.

     (a) HK shall pay to Parent a fee of $1,500,000 (the "Termination Fee"), payable in immediately available funds, plus an amount equal to the Expenses (as defined in section 9.1(b)), but not more than $1,850,000 of such Expenses, within one business day after any termination of this agreement pursuant to section 8.1(c).

     (b) For purposes of this section 9.1, "Expenses" shall mean all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or SUB or any of their affiliates in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this agreement, including all fees and expenses of counsel, investment banking firms, lending institutions, accountants, experts and consultants; the $500,000 cash fee payable to SUB's proposed lender pursuant to the Financing Commitment Letter shall be deemed to be a reasonable Expense for purposes of this section 9.1.

     (c) Except as set forth in this section 9.1, each party to this agreement shall bear its own costs and expenses related hereto.

     (d) HK shall not pay any legal, accounting and other costs, fees and expenses incurred by or on behalf of any of the stockholders of HK in connection with the transactions contemplated hereby.

     9.2 Nonsurvival of Representations, Warranties. None of the representations and warranties in this agreement or in any instrument delivered pursuant to this agreement shall survive the Effective Time. This section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or termination.

     9.3 Notices. All notices and other communications under this agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) reputable overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

        If to the Parent or Sub, to it at:

               7069 Consolidated Way
               San Diego, CA 92121
               Attention: Michael Solomon
               Telecopy No.: (619) 268-0021

        with a copy to:

               Parker Chapin Flattau & Klimpl, LLP
               1211 Avenue of the Americas
               New York, NY 10036
               Attention: Edward R. Mandell, Esq.
               Telecopy No.: (212) 704-6288

        If to HK, to it at:

               c/o JG Industries, Inc.
               1615 West Chicago Avenue, 4th Floor
               Chicago, IL 60622
               Attention: William Hellman
               Telecopy No.: (312) 787-5625

        with a copy to:

               Winston & Strawn
               35 West Wacker Drive
               Chicago, IL 60601
               Attention: Robert F. Wall, Esq.
               Telecopy No.: (312) 558-5700

All such notices and communications shall be deemed given upon (a) actual receipt thereof by the addressee, (b) actual delivery thereof to the appropriate address, (c) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error and (d) in the case of overnight delivery service, the day after such notice is given to such service for delivery. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed given.

     9.4 Headings. The headings in this agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this agreement.

     9.5 Governing Law. The agreement shall be construed, and the rights of the parties hereto determined, in accordance with the internal laws of the state of Delaware.

     9.6 Assignment. This agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, provided that this agreement shall not be assignable by any party hereto except with the written consent of the other parties. Nothing in this agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this agreement, other than section 2.5, section 2.7, section 2.8, section 9.7 and section 9.12.

     9.7  Officers' and Directors' Insurance; Indemnification.

     (a) For six years from the Effective Time, the Parent and the Surviving Corporation shall use all reasonable efforts to cause to be maintained in effect HK's current directors' and officers' insurance and indemnification policy or an equivalent policy or policies (so long as no lapse in coverage occurs as a result of such substitution) relating to actions, alleged actions, omissions, and alleged omissions occurring on or prior to

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

the Effective Time (the "D&O Insurance"), on terms no less favorable than those of such current policy in terms of coverage and amounts so long as the annual premium(s) therefor are not in excess of 150% of the last annual premium(s) paid prior to the date hereof (the "Maximum Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, HK or the Surviving Corporation, as the case may be, shall use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for annualized premium(s) not in excess of the Maximum Premium.

     (b) After the Effective Time, the Parent and the Surviving Corporation shall indemnify and hold harmless the present and former directors and officers of HK (and those persons becoming directors or officers of HK prior to the Effective Time) (collectively, together with their respective heirs and representatives, the "Indemnified Parties") to the maximum extent permitted under Delaware law as from time to time may be in effect and (subject to any limitations in effect from time to time under Delaware law) under HK's certificate of incorporation and by-laws as in effect on the date hereof (true, complete and correct copies of which have been previously provided to Parent and
SUB) from all claims by any person or persons, with respect to acts, omissions or other matters whether occurring prior to, on or at the Effective Time, relating to (i) the fact that he or she is or was a director, officer, employee or agent of HK or any of its Subsidiaries or (ii) acts, omissions and other matters arising from or relating to this agreement, the Stockholders Agreement or the transactions contemplated hereby or thereby, and (subject to any limitations in effect from time to time under Delaware law) will advance expenses to such directors and officers promptly upon receipt of written request therefor and delivery of the undertaking required by section 145(e) of the GCL (or any successor provision), and such indemnification shall (to the maximum extent permitted by applicable law) be mandatory rather than permissive; provided, that such indemnification obligations shall continue in full force and effect for the later of (i) a period of seven years from the Effective Time or
(ii) the expiration of the applicable statute of limitations.

     (c) The obligations of the Parent and the Surviving Corporation under this section 9.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this section 9.7 applies without the consent of each Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this section 9.7 applies shall be third party beneficiaries of this provision). If Parent or SUB exercise the options granted in the Stockholders Agreement, then it will become liable in the same manner under this section 9.7 as if the Effective Time shall have occurred.

     (d) If the Surviving Corporation or any of its successors or assigns (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this section 9.7.

     9.8 Material Adverse Effect. As used herein, "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, results of operations or financial condition of HK or does or is reasonably likely to materially impair the ability of HK to consummate the Merger.

     9.9 Entire Agreement. This agreement and Schedule attached hereto and the Confidentiality Agreement contain the entire agreement of the parties hereto with respect to the Merger and the other transactions contemplated herein and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this agreement shall be deemed to include the Schedule attached hereto.

     9.10 Severability. If any one or more of the provisions of this agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this agreement invalid, illegal or unenforceable in any respect. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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

     9.11 Parent Guarantee. Parent hereby unconditionally guarantees the obligations of SUB set forth in this agreement.

     9.12 Purchase of Shares Pursuant to Stockholders Agreement. Promptly after purchase of the Shares pursuant to the Stockholders Agreement, other than in connection with the consummation of the Offer, the Buyer (as defined therein) and Parent shall take such steps as may be necessary to effect a Long Form Merger in conjunction and cooperation with HK or, if such Long Form Merger is not effected, to provide to each holder of Shares, other than Jupiter (as defined therein) and Sussex (as defined therein), the opportunity to sell his, her or its Shares to the Buyer or Parent at a price, in cash, net to the seller, of not less than the purchase price which Buyer or Parent has paid for the Shares pursuant to the Stockholders Agreement.


Attest:                                          HUFFMAN KOOS INC.
/S/ JOSEPH ALBANESE                              By:  /S/ WILLIAM HELLMAN
- -------------------                                   -----------------------------
Secretary                                             Name:  William Hellman
                                                      Title:  Chairman of the Board

                                                 BREUNER'S HOME FURNISHINGS
                                                 CORPORATION
Attest:
/S/ TERRY M. THEODORE                            By:  /S/ MICHAEL H. SOLOMON
- ---------------------                                 -----------------------------
Secretary                                             Name:  Michael H. Solomon
                                                      Title:  Chairman of the Board

                                                 HK ACQUISITION COMPANY, INC.
Attest:
/S/ TERRY M. THEODORE                            By:  /S/ MICHAEL H. SOLOMON
- ---------------------                                 -----------------------------
Secretary                                             Name:  Michael H. Solomon
                                                      Title:  Chairman of the Board

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